DEFINITIVE ACQUISITION AGREEMENT

This Acquisition Agreement is between the following parties:

Net Savings Link, Inc. (NSAV)
James A. Tilton, President
2374 Route 390 North
Mountainhome
Cresco, PA 18326

and

Danyi Zhang
445 Jiangning Road
Suite 16D
Shanghai, PR China 200041

Transaction Details:

NSAV desires to purchase 100% of Shanghai Hua Si Tai Medical Consultation Company Limited (SHST), whose main asset is Shanghai Vital Strategic Research Institute (SVSR). Danyi Zhang desires to sell 100% of SHST to NSAV. The proposed transaction is as follows:

The parties agree that NSAV will purchase SHST for the sum of $ 800,000. U.S. Dollars.

Danyi Zhang will supply to NSAV current audited financial statements for SHST according to U.S. GAAP within 60 days after the signing of this agreement. Danyi Zhang confirms that the December 31, 2016 SHST financial statements previously provided to NSAV are true and accurate.

Danyi Zhang will assist NSAV in conducting and completing full due diligence on SHST within 60 days after the signing of this agreement.

NSAV will supply to Danyi Zhang its current audited financials according to U.S. GAAP within 60 days after the signing of this agreement.

NSAV undertakes that it will be current in its Securities and Exchange Commission reporting obligations within 60 days after the signing of this agreement.

NSAV undertakes that it will begin updating and upgrading the SVSR English and Chinese websites within 1 week after the signing of this agreement. Danyi Zhang agrees to provide full assistance to NSAV in this endeavor.

NSAV is a public company, which trades on the OTC Markets in New York, under the stock symbol NSAV. NSAV is incorporated in the U.S. state of Colorado and is registered to do business in the U.S. state of Pennsylvania.

SHST is a privately held company, incorporated in Shanghai, PR China.

The closing of this agreement is subject to the completion of the terms and conditions above and no later than August 1, 2017.

The above represents this Definitive Acquisition Agreement in its entirety and is subject to the laws of the State of Pennsylvania and is made effective on the date signed below.

James A. Tilton
President
Net Savings Link, Inc.
Date May 8, 2017

Danyi Zhang
Owner
Shanghai Hua Si Tai Medical Consultation Company
Date May 8, 2017